FOR IMMEDIATE RELEASE            For more information contact:

May 20, 2014                        Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 49 cents per share payable on July 1, 2014, to shareholders of record at the close of business June 16, 2014. Today’s declaration increases the total dividend paid in 2014 to 97 cents per share, a 1.0% increase from 2013 and is the Corporation’s 26th consecutive year of dividend increases.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer, Inc., a full service insurance agency.